  Exhibit 4.19

AMENDMENT TO
SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment (the “Amendment”) to that certain Secured Convertible Promissory Note (the “Note”) issued to the undersign (the “Holder”) pursuant to that certain Securities Purchase Agreement (the “Agreement’), by and among root9B Holdings, Inc. (f/k/a root9B Technologies, Inc.), a Delaware corporation (the “Company”) and the Purchasers (as defined therein), is entered into effective as of December 22, 2016 (the “Effective Date”). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Note.

RECITALS

Whereas, the Company desires to raise additional capital pursuant to the Agreement;

Whereas, the Company and the Holder have agreed to amend the Note as set forth herein;

Whereas, pursuant to Section 11 of the Note, the Note may be amended only with the written consent of the Company and the Holder; and

Whereas, the Holder and the Company desire to amend the Note as set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and of the mutual promises and conditions hereinafter set forth, the parties hereto agree as follows:

A.
Amendment of Section 1(a). Section 1(a) of the Note is hereby amended and restated as follows:

“(a)
Repayment.

(i)            Repayment upon Maturity Date. If this Note is not earlier converted pursuant to Section 2, the entire then-outstanding and unpaid principal amount of this Note, together with any accrued but unpaid interest thereon (the “Outstanding Amount”), shall be due and payable upon the earlier to occur of (i) _________, 2019 (the “Maturity Date”), and (ii) following the occurrence of an Event of Default (as defined below), when such amounts are declared due and payable by the Holder in accordance with the terms hereof. All payments shall be made, at the Holder’s option, in either (i) lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company or (ii) shares of the Company’s common stock, par value $0.001 (the “Common Stock”) pursuant to Section 2(b) below. Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date.

(ii)            Optional Repayment Upon a Minimum Threshold Sale. In the event that the Company consummates a Minimum Threshold Sale (as defined below), then Holder shall have the one-time right, exercisable by delivering to the Company written notice (the “Optional Repayment Notice”)at any time during the Option Period (as defined below), to demand repayment of an amount equal to up to twenty-five percent (25%) of the Outstanding Amount (which amount shall be specified in the Optional Repayment Notice) (the “Minimum Threshold Repayment”), in cash at such place as the Holder hereof may designate in writing to the Company, with such payment to be made within three (3) business days of receipt of the Optional Repayment Notice. Notwithstanding anything to the contrary contained herein, including, but not limited to, Section 1(c) below, any such Optional Repayment shall not be subject to any prepayment penalty. For the avoidance of doubt, the right to demand the Minimum Threshold Repayment shall expire upon the expiration of the Option Period.

(iii)            Optional Repayment Upon a Maximum Threshold Sale. In the event that the Company consummates a Maximum Threshold Sale (as defined below), then Holder shall have the one-time right, exercisable by delivering to the Company an Optional Repayment Notice during the Option Period, to demand repayment of an amount equal to up to fifty percent (50%) of the Outstanding Amount (which amount shall be specified in the Optional Repayment Notice) (the “Maximum Threshold Repayment”), in cash at such place as the Holder hereof may designate in writing to the Company, with such payment to be made within three (3) business days of receipt of the Optional Repayment Notice. Notwithstanding anything to the contrary contained herein, including, but not limited to, Section 1(c) below, any such Optional Repayment shall not be subject to any prepayment penalty. For the avoidance of doubt, the right to demand the Maximum Threshold Repayment shall expire upon the expiration of the Option Period. ”

B.
Amendment of Section 1(f). Section 1(f) of the Note is hereby amended and restated as follows:

“(f)
Definitions.

(i)            “Interest Conversion Rate” means a per share price equal to 85% of the quotient of the sum of the VWAP of the Common Stock as of each Trading Day during the five (5) consecutive Trading Day period ending and including the Trading Day ended immediately prior to the Additional Closing Date, divided by five (5), but in no event less than $0.80 per share.

(ii)            “Interest Payment” means an amount equal to any accrued but unpaid interest under this Note as of each Payment Date.

(iii)            “IPSA Sale” means a sale of substantially all of the assets of IPSA (as defined below).

(iv)            “Maximum Threshold Sale” means an IPSA Sale from which the Company receives cash proceeds of not less than $10,000,000 at the closing of such transaction (exclusive of any earn out amounts, milestone payments or similar contingent payments).

(v)            “Minimum Threshold Sale” means an IPSA Sale from which the Company receives cash proceeds of not less than $8,000,000 and not greater than $9,999,999 at the closing of such transaction (exclusive of any earn out amounts, milestone payments or similar contingent payments).

(vi)            “Option Period” means the 30 calendar day period following either a Minimum Threshold Sale or Maximum Threshold Sale, as applicable.

(vii)            “Payment Date” means each March 31, June 30, September 30 and December 31, commencing December 31, 2016 or, in each case, if such day is not a business day, the first business day immediately thereafter until the earlier of (i) the Outstanding Amount is repaid pursuant to Section 1(a) or (ii) the Outstanding Amount is converted pursuant to Section 2.

(viii)                       “Trading Day” means a day on which the principal Trading Market is open for trading.

(ix)            “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices) (or any successors to any of the foregoing).

(x) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

C.
Full Force and Effect. All of the provisions of the Note are ratified and confirmed except as modified by this Amendment.

D.
Counterpart. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed one original. PDF or facsimile copies of manually executed signature pages to this Amendment are fully binding and enforceable without the need for delivery of the original manually executed signature page.

E.
Governing Law. This Amendment shall be governed by the laws of the state of Delaware, without giving effect to conflict of law principles.

F.
Cooperation. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as any party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate and perform any other terms, provisions, or conditions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the Effective Date.

ROOT9B HOLDINGS, INC. By:_______________________________________ Name: Title:

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Agreed to and accepted: